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                                                                    EXHIBIT 99.1

ENCORE ACQUISITION COMPANY ANNOUNCES AGREEMENT TO ACQUIRE NATURAL GAS PRODUCING PROPERTIES FOR $52.2 MILLION

FORT WORTH, Texas - July 2, 2003 - Encore Acquisition Company ("Encore") (NYSE:
EAC) announced today that it has agreed to acquire $ 52.2 million of interests in Northern Louisiana. The purchase comes from a group of private sellers. The properties are non-operated and are located in the Elm Grove Field in Bossier Parish, Louisiana.

Jon Brumley, CEO, said "this type of acquisition is a fit. With our high-pressure air opportunity expected to show significant growth in 2006 or 2007, we identified the North Louisiana Salt Basin as having the production profile that will fill in the gap prior to the anticipated high-pressure air uplift. We expect significant production growth from Elm Grove between now and December 2005. Our intention is to make North Louisiana a core area for Encore."

Encore's internal reservoir engineers estimate proved reserves to be approximately 37 billion cubic feet of gas equivalent (bcfe) with 14 bcfe of the reserves in the proved developed category. Also, the new properties are estimated to have over 20 bcfe of probable reserves. These probable volumes represent additional Hosston and Cotton Valley opportunities within the field. The production from these properties is 99% natural gas and the reserve to production ratio is 14 years. Net production from these properties is approximately 7,000 mcfe per day. Non-operated working interests range from 2% to 38% across 1,800 (net) acres in 15 sections. The properties produce primarily from multiple tight sandstone reservoirs at depths ranging between 7,200 and 10,000 feet. In addition, Encore is purchasing 1,500 (net) acres of rights that can allow for possible exploration of the Bossier and Smackover Formations, which produce in the area.

Encore has identified over 150 development and re-completion opportunities in the Hosston and Cotton Valley Formations, and expects to exploit these opportunities during the remainder of 2003, 2004, and 2005.

The acquisition is expected to be accretive to the Company's financial parameters. From June 1, 2003 through the end of 2003, revenues less production expenses are anticipated to be in excess of $10 million. Because the properties are located in North Louisiana, the natural gas receives a relatively higher price compared to many producing areas. Production expenses on a per mcfe basis are expected to average $0.30 for lease operation expenses and $0.22 for production taxes. Encore has hedged 5,000 mmbtu per day at an average NYMEX equivalent of $5.06 for August 2003 through December 2005.

Encore anticipates closing the transaction, which is subject to due diligence and other customary closing conditions, in July of 2003, effective June 1, 2003, and expects to fund the transaction with bank financing under its existing credit line.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: estimates of proved and probable reserves and the percentage of total reserves in each category; additional Hosston and Cotton Valley opportunities, as well as development in those formations; exploration in horizons deeper than the Hosston and Cotton Valley Formations; development and re-completion opportunities; expected capital expenditures and the focus of the Company's capital program; anticipated prices for natural gas, including the prices of natural gas in North Louisiana as compared to other areas; anticipated accretion; projected revenues, lease operation expenses and production taxes; the amount and expected benefits of hedging arrangements; the closing of


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the transaction; and the anticipated source of funds for the transaction.
However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but are not limited to: diversion of management's attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations through acquisitions; inaccuracies in the assessment of total proved and probable reserves and daily and annual production with respect to acquisitions; inaccuracies in our assumptions regarding the expected accretion, revenues, lease operation expenses, production taxes and other items of income and expense related to acquisitions; the amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission ("SEC") permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and upside, which the SEC guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, File No. 1-16295, available from us at 777 Main Street, Suite 1400, Fort Worth, Texas 76102. You can also obtain this form from the SEC by calling 1.800.SEC.0330.


Contacts:

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919